June 18, 2021

Dear Shareholder,

I’m writing to share an important update regarding Camden National Corporation’s transfer agent. Effective Friday, June 25, 2021, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) will be our new transfer agent, replacing American Stock Transfer & Trust Company, LLC (“AST”). Our goal is to provide you with the best support and service possible, and we are confident that this change will improve your experience as a valued shareholder.
What this means for our shareholders
•You will have access to your AST online account and assistance from the AST Shareholder Support Team at 800-937-5449 until end-of-business on June 24, 2021.
•Your shareholder information—including your mailing address, dividend reinvestment plan (DRIP) selection, ACH number(s), and other details—will be automatically and securely transferred over from AST to Broadridge, with limited exception.
•Effective June 25, 2021, Broadridge will manage all stock registry requests and payments of any dividends. Broadridge will also support shareholders with change of address requests, certificate replacements, transfer of shares, and more.
Online Account Access
AST online account access will close on June 24, 2021 and be replaced by Broadridge’s online access in early July. Shortly after June 25, you will receive a letter from Broadridge containing your new account number, as well as step-by-step instructions on setting up your online account. Until that time, you will not have access to your account information online, but please do not hesitate to contact Broadridge to address any questions.

Once you receive the letter from Broadridge, we encourage you to set up an online account to manage your account at your convenience—whether it be updating delivery preferences, viewing your holdings, or taking any other actions on your Camden National Corporation shares held by Broadridge.
Continuous Service and Support
If you need support regarding your shares or making share transactions starting June 25th, the Broadridge Shareholder Support Team will be ready to assist you. They can be reached at 1-877-830-4936 or 720-378-5591, Monday – Friday, 9 a.m. to 6 p.m. ET or by email at shareholder@broadridge.com. Please note that you will be prompted to verify your identity by phone.

In the meantime, if you have any questions regarding this transition or Camden National Corporation, please reach out to our Investor Relations team directly at IR@CamdenNational.com or give us a call at 800-860-8821.

For more details and frequently asked questions, please see the next page. Thank you again for being a valued shareholder of Camden National Corporation.

Sincerely,
Michael Archer
Senior Vice President, Corporate Controller
PO Box 310 | Camden, Maine 04843 | 800.860.8821 | CamdenNational.com

Q. Why is Camden National Corporation changing from AST to Broadridge?
Broadridge provides a robust set of services for shareholders and issuing companies. We first started working with Broadridge to coordinate our virtual annual meetings in 2020 and 2021. A full transition to Broadridge aligns these capabilities, while providing expanded services at the same time.
Q. In addition to my shares held at AST, I also have shares in certificate form and/or at a brokerage firm. Are those impacted as well?
Only shares that are held in your name at AST are impacted by this change. There is no action needed by you for your share certificate(s) or any impact to your shares held by your brokerage firm.
Q. How will Camden National Corporation dividends be impacted?
All Camden National Corporation dividend payments and mailings will be handled by Broadridge going forward. If you are paid by check, the payment and letter will be sent from Broadridge.
Q. I participate in Camden National Corporation’s Dividend Reinvestment Program (“DRIP”). Will that be impacted?
Camden National Corporation’s DRIP will transfer to Broadridge, as well as any instructions you have previously provided. You do not need to do anything.
Q. I participate in Camden National Corporation’s Direct Stock Purchase Plan (“DSPP”). Will that be impacted?
Camden National Corporation’s DSPP will transfer to Broadridge, as well as any instructions you have previously provided. You do not need to do anything.
Q. I am a foreign citizen and a Camden National Corporation shareholder. How does this impact me?
Shortly after June 25, 2021, Broadridge will mail a foreign tax withholding form (W-8) to any Camden National Corporation shareholder that is a foreign citizen to reconfirm your election. You may contact Broadridge beginning June 25 at 1-877-830-4936 or 720-378-5591 or by email at shareholder@broadridge.com if you have any questions regarding your account or transfer. They are available Monday - Friday, 9 a.m. to 6 p.m. ET.
Q. Why can’t I access my online account through Broadridge before early July?
In order to ensure a complete and secure transfer and maintain privacy of your information, Broadridge will mail a letter to you with instructions to set up your new online account in early July.
Q. What if I didn’t have an online account with AST?
All shareholders will receive the welcome letter from Broadridge soon after June 25, 2021. You are encouraged to create an online account with Broadridge so you can manage your account at your convenience—whether it be changing or updating delivery preferences, viewing your holdings, or taking any other necessary actions on your Camden National Corporation shares held by Broadridge.
Q. What if I don’t open an online account with Broadridge?
We encourage you to set up an online account with Broadridge, but if you choose not to, you may work with their support team by phone, email, or written correspondence to manage your shareholder information and shares.
Q. Who should I call if I need to access my shares or have questions?
Starting June 25, 2021, please call Broadridge at 1-877-830-4936 or 720-378-5591 (or email at shareholder@broadridge.com) if you have any questions regarding your account or transfer. They are available Monday – Friday, 9 a.m. to 6 p.m. ET. If you have any questions regarding Camden National Corporation, please call us at 800-860-8821.
PO Box 310 | Camden, Maine 04843 | 800.860.8821 | CamdenNational.com